FOR IMMEDIATE RELEASE Federal Signal Corporation Announces Agreement to Sell Bronto Skylift Oak Brook, Illinois, December 11, 2015 ‒ Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, today announced that it has signed a definitive agreement to sell its Bronto Skylift business to Morita Holdings Corporation (TYO: 6455) for €80 million in cash (or approximately $88 million), subject to post- closing adjustments. The transaction is subject to customary closing conditions and is expected to be completed during the first quarter of 2016. Bronto is currently the only remaining operation in Federal Signal’s Fire Rescue Group. Upon completion of the transaction, Federal Signal will no longer operate the Fire Rescue Group. “We are pleased to announce this agreement with Morita, which allows us to maximize the value of Bronto for the benefit of our shareholders,” said Dennis J. Martin, Federal Signal’s newly named Executive Chairman. “Bronto has contributed significantly to the performance of Federal Signal for many years, and we believe that now is the right time to divest the business given Bronto’s recent performance and turnaround efforts.” “This transaction is a significant milestone for Federal Signal, as it completes our departure from our Fire Rescue vehicle line of business,” said Jennifer L. Sherman, Federal Signal’s incoming Chief Executive Officer. “The sale of Bronto will allow us to focus on our core businesses as we pursue strategic acquisition opportunities and redeploy our capital more effectively. We are deeply appreciative of the efforts of the entire Bronto team and are confident that Morita will be an excellent owner for the business. We expect a smooth transition and integration.” Bronto is a leading manufacturer and supplier of sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue and industrial applications. It manufactures its products in Finland and sells globally under the Bronto Skylift® brand. Its net sales and operating income for the twelve month period ended September 30, 2015 were $131.9 million and $6.2 million, respectively. About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Environmental Solutions, Safety and Security Systems and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Brian Cooper, Chief Financial Officer, +1-630-954-2000, bcooper@federalsignal.com